Exhibit 99.1

News Releases

NYSE Suspends GateHouse Media, Inc. and Moves to Remove from the List

NEW YORK, October 20, 2008 – NYSE Regulation, Inc. (“NYSE Regulation”) announced today that it determined that the Common stock of GateHouse Media, Inc. (the “Company”) – ticker symbol GHS – should be suspended prior to the market opening on Friday, October 24, 2008.

The decision to suspend the Company’s common stock was reached in view of the fact that the Company has fallen below the New York Stock Exchange’s (“NYSE”) continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of not less than $25 million, which is the minimum threshold for listing. The total average market capitalization was approximately $24.4 million on October 15, 2008. The Company had previously fallen below the NYSE’s continued listing standards for average global market capitalization over a consecutive 30 trading day period of not less than $75 million and $1.00 average closing price over a consecutive 30 trading day period and had submitted business plan materials for our review.

NYSE Regulation also determined that the “abnormally low” price of the stock makes it appropriate to suspend the Company’s common stock at this time rather than provide the Company an opportunity to cure its non-compliance with the NYSE’s quantitative requirements. GHS closed at $.18 on October 15, 2008 with a resultant market capitalization of approximately $10.4 million.

The Company has a right to a review of this determination by a Committee of the Board of Directors of NYSE Regulation. Application to the Securities and Exchange Commission to delist the issue is pending the completion of applicable procedures, including any appeal by the Company of the NYSE Regulation staff’s decision. The NYSE noted that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.

Company contact:

Mark Maring

585.598.6874

See Section 802.00 of the NYSE Listed Company Manual for continued listing criteria and procedure for delisting

Contact: Scott Peterson

Phone: 212.656.4089

Email: speterson@nyx.com